Filed Pursuant to Rule 433

under the Securities Act

Registration Statement

No. 333-276089

Santander Holdings USA, Inc.

$850,000,000 5.473% Fixed-to-Floating Rate Senior Notes due 2029 (the “2029 Notes”)

$400,000,000 Floating Rate Senior Notes due 2029 (the “Floating Rate Notes”)

$750,000,000 5.741% Fixed-to-Floating Rate Senior Notes due 2031 (the “2031 Notes” and, together with the 2029

Notes and the Floating Rate Notes, the “Notes”)

Pricing Term Sheet

Terms related to all Notes

Issuer:	Santander Holdings USA, Inc. (the “Issuer”)

Trade Date:	March 17, 2025

Settlement Date:	March 20, 2025 (T+3). Under Rule 15c6-1 of the Exchange Act, trades in secondary markets generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes before their delivery should consult their own advisors.

Expected Ratings[1]:	Baa2 (Stable) / BBB+ (Stable) / A- (Stable) (M/S/F)

Listing:	The Notes will not be listed on any national securities exchange or included in any automated quotation system. Currently there is no market for the Notes.

Joint Book-Running Managers:	Santander US Capital Markets LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc.
Mizuho Securities USA LLC
R. Seelaus & Co., LLC

[1]

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Terms related to the 2029 Notes

Securities:	Fixed-to-Floating Rate Senior Notes due 2029 (the “2029 Notes”)

Security Type:	Fixed-to-Floating Rate Senior Unsecured Notes

Maturity Date:	March 20, 2029

Principal Amount:	$850,000,000

Benchmark Treasury:	UST 3.875% due March 15, 2028

Benchmark Treasury Yield:	4.023%

Spread to Benchmark Treasury:	+145 basis points

Fixed Rate Period:	The period from and including the issue date to but excluding March 20, 2028.

Floating Rate Period:	The period from and including March 20, 2028, to but excluding the Maturity Date.

Interest:

During the Fixed Rate Period, interest on the 2029 Notes will be payable at a rate of 5.473% per annum.

During the Floating Rate Period, the interest rate on the 2029 Notes will be equal to the Benchmark (as defined below) plus the 2029 Notes Floating Rate Margin (as defined below).

Benchmark:	The “Benchmark” means, initially, the Secured Overnight Financing Rate (“SOFR”) (compounded daily over a quarterly Floating Rate Period in accordance with the specific formula described in the prospectus supplement). As further described in the prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day (as defined in the prospectus supplement), the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Margin:	+161 basis points (the “2029 Notes Floating Rate Margin”)

Interest Payment Dates:

Fixed Rate Period

During the Fixed Rate Period, interest will be payable on the 2029 Notes semi-annually each March 20 and September 20, commencing on September 20, 2025 (each, a “2029 Notes Fixed Rate Period Interest Payment Date”).

Floating Rate Period

During the Floating Rate Period, interest will be payable on the 2029 Notes quarterly on June 20, 2028, September 20, 2028, December 20, 2028 and on the Maturity Date (each a “2029 Notes Floating Rate Period Interest Payment Date” and, together with the 2029 Notes Fixed Rate Period Interest Payment Dates, the “2029 Notes Interest Payment Dates”).

Public Offering Price:	100.000%

Net Proceeds:	$847,875,000 (before expenses)

Optional Redemption:

On or after September 16, 2025 (180 days after the issue date) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and prior to March 20, 2028 (which is the date that is one year prior to the Maturity Date) (the “2029 Notes First Par Call Date”), we may redeem the 2029 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Notes First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 25 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the 2029 Notes First Par Call Date, we may redeem the 2029 Notes, in whole but not in part, or on or after February 20, 2029 (which is the date that is one month prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	80282K BN5

ISIN:	US80282KBN54

Terms related to the Floating Rate Notes

Securities:	Floating Rate Senior Notes due 2029 (the “Floating Rate Notes”)

Security Type:	Floating Rate Senior Unsecured Notes

Maturity Date:	March 20, 2029

Principal Amount:	$400,000,000

Interest:	The interest rate on the Floating Rate Notes will be equal to the Benchmark (as defined below) plus the Floating Rate Margin (as defined below). The interest rate on the Floating Rate Notes will be calculated quarterly on each Interest Determination Date.

Benchmark:	The “Benchmark” means, initially, SOFR (compounded daily over a quarterly period in accordance with the specific formula described in the prospectus supplement). As further described in the prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day, the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Margin:	+161 basis points

Interest Payment Dates:	Interest will be payable on the Floating Rate Notes quarterly on March 20, June 20, September 20 and December 20, commencing on June 20, 2025 and ending on the Maturity Date.

Public Offering Price:	100.000%

Net Proceeds:	$399,000,000 (before expenses)

Optional Redemption:	On or after March 20, 2028 (which is the date that is one year prior to the Maturity Date), we may redeem the Floating Rate Notes, in whole but not in part, or on or after February 20, 2029 (which is the date that is one month prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the Floating Rate Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	80282K BP0

ISIN:	US80282KBP03

Terms related to the 2031 Notes

Securities:	Fixed-to-Floating Rate Senior Notes due 2031 (the “2031 Notes”)

Security Type:	Fixed-to-Floating Rate Senior Unsecured Notes

Maturity Date:	March 20, 2031

Principal Amount:	$750,000,000

Benchmark Treasury:	UST 4.000% due February 28, 2030

Benchmark Treasury Yield:	4.091%

Spread to Benchmark Treasury:	+165 basis points

Fixed Rate Period:	The period from and including the issue date to but excluding March 20, 2030.

Floating Rate Period:	The period from and including March 20, 2030, to but excluding the Maturity Date.

Interest:

During the Fixed Rate Period, interest on the 2031 Notes will be payable at a rate of 5.741% per annum.

During the Floating Rate Period, the interest rate on the 2031 Notes will be equal to the Benchmark (as defined below) plus the 2031 Notes Floating Rate Margin (as defined below).

Benchmark:	The “Benchmark” means, initially, SOFR (compounded daily over a quarterly Floating Rate Period in accordance with the specific formula described in the prospectus supplement). As further described in the prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day, the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Margin:	+187.8 basis points (the “2031 Notes Floating Rate Margin”)

Interest Payment Dates:

Fixed Rate Period

During the Fixed Rate Period, interest will be payable on the 2031 Notes semi-annually each March 20 and September 20, commencing on September 20, 2025 (each, a “2031 Notes Fixed Rate Period Interest Payment Date”).

Floating Rate Period

During the Floating Rate Period, interest will be payable on the 2031 Notes quarterly on June 20, 2030, September 20, 2030, December 20, 2030 and on the Maturity Date (each a “2031 Notes Floating Rate Period Interest Payment Date” and, together with the 2031 Notes Fixed Rate Period Interest Payment Dates, the “2031 Notes Interest Payment Dates”).

Public Offering Price:	100.000%

Net Proceeds:	$747,375,000 (before expenses)

Optional Redemption:

On or after September 16, 2025 (180 days after the issue date) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and prior to March 20, 2030 (which is the date that is one year prior to the Maturity Date) (the “2031 Notes First Par Call Date”), we may redeem the 2031 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 Notes matured on the 2031 Notes First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2031 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the 2031 Notes First Par Call Date, we may redeem the 2031 Notes, in whole but not in part, or on or after February 20, 2031 (which is the date that is one month prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the 2031 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	80282K BQ8

ISIN:	US80282KBQ85

The Issuer has filed a registration statement (File No. 333-276089) including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling (i) Santander US Capital Markets LLC toll-free at 1-855-403-3636; (ii) Deutsche Bank Securities Inc. at 1-800-503-4611; (iii) J.P. Morgan Securities LLC at 1-212-834-4533; (iv) RBC Capital Markets, LLC toll-free at 1-866-375-6829; (v) TD Securities (USA) LLC toll-free at 1-855-495-9846; and (vi) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.